United Capital Corp. SC TO I
Exhibit 99.(a)(5)(iv)

United Capital Building 9 Park Place Great Neck, New York 11021 —— Phone: (516) 466-6464 Fax: (516) 829-4301 www.unitedcapitalcorp.net

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY:
United Capital Corp. Announces
Intent To Voluntarily Delist and Deregister
Its Common Stock and Tender Offer

COMPANY CONTACT:
Anthony J. Miceli
Chief Financial Officer
www.unitedcapitalcorp.net
(516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, June 17, 2011…United Capital Corp. (NYSE Amex: AFP) today announced that its Board of Directors has approved the voluntarily delisting of its common stock from the NYSE Amex, and the voluntarily deregistration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease filing reports with the Securities and Exchange Commission (the "SEC").

United Capital has decided to voluntarily delist and deregister its common stock because its shares are currently held by less than 300 record holders and are thinly traded.  The Company’s Board of Directors authorized the delisting and deregistration of the Company’s common stock after concluding that the consequences of remaining an SEC-reporting company, including the significant costs associated with regulatory compliance, outweighed the current benefits of public company status to the Company and its stockholders.  The Company’s Board of Directors believes that the expense reductions inherent in delisting and deregistering its shares will benefit the Company and its stockholders, and ultimately will serve to maximize the value of the Company.

In deciding to voluntarily delist and deregister the common stock, United Capital’s Board of Directors considered several factors, including the following:

•	the trading price of United Capital’s common stock;

•	the fact that United Capital’s common stock is very thinly traded;

•	the limited number of holders of its common stock;

•	the minimal liquidity for its common stock;

•	the lack of an anticipated need to raise additional capital in the short term;

•	the costs, both direct and indirect, associated with the preparation and filing of United Capital’s periodic reports with the SEC; and

•	the potential impact of the deregistration and delisting on United Capital’s stockholders, creditors and other key constituencies.

The Company anticipates that following delisting, its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock.  The Company can provide no assurance that trading in its stock will continue in the Pink Sheets or in any other forum.

Since there may be parties who no longer wish to remain stockholders of a company whose shares are traded in an over-the-counter market, and given the limited market for the Company’s Common Stock, the Board of Director’s simultaneously approved a tender offer by the Company to purchase up to 3.6 million shares of common stock at a price of $30 per share, which is above the closing price reported by the NYSE Amex on June 16, 2011, the last trading day prior to this announcement.  The Company currently has 9,194,931 shares outstanding as well as outstanding options to purchase 1,614,000 shares.  All of United Capital’s directors and executive officers, excluding the Chairman, have advised that they intend to tender all of their currently owned shares in the offer.  In addition, all of United Capital’s directors and executive officers, including the Chairman, have advised that they intend to tender all of the 1,576,000 shares underlying options that they currently own in the offer, pursuant to which the Company expects to receive approximately $26 million of proceeds upon such exercise.

The Board of Directors believes that this will provide added liquidity for selling stockholders at a price above the current market, as well as the opportunity for holders to sell shares without the usual transaction costs associated with open market sales.  The Company currently has the cash available to complete this offer.  The tender offer will be subject to the terms and conditions set forth in an Offer to Purchase and in the related Letter of Transmittal, which is expected to be prepared and distributed to stockholders in approximately ten days.  The offer will remain open for 20 business days.  The tender of shares must be made on or prior to the expiration of the tender offer and shares may be withdrawn at any time on or prior to the expiration of the tender offer.  The Company intends that the delisting of its common stock from the NYSE Amex and the termination of its registration of its common stock under the Exchange Act will occur promptly following the conclusion of the Tender Offer.

Neither United Capital nor its Board of Directors is making any recommendation whether stockholders should tender or refrain from tendering their shares.  United Capital is not making a recommendation as to whether stockholders should tender shares into the offer because it believes that stockholders should make their own decisions based on their views as to the value of United Capital’s shares and its prospects, as well as stockholders’ liquidity needs, investment objectives and other individual considerations.  Stockholders must decide whether to tender their shares and, if so, how many shares to tender.  Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

The Offer to Purchase, Letter of Transmittal, and other documents related to the tender offer will be mailed to stockholders of record and will be available for distribution to beneficial owners of shares upon commencement of the tender offer.  Stockholders are urged to carefully read these materials before making any decision with respect to the tender offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF UNITED CAPITAL CORP.’S COMMON STOCK.  COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS.  ANY SOLICITATION OF OFFERS TO BUY UNITED CAPITAL CORP.’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY UNITED CAPITAL CORP. TO ITS STOCKHOLDERS ON THE COMMENCEMENT OF THE PROPOSED TENDER OFFER.  STOCKHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE TENDER OFFER.  STOCKHOLDERS MAY OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT WWW.SEC.GOV WITHOUT CHARGE.

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2010 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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